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                                                                EXHIBIT 10.12

                               AMENDED AGREEMENT



                 THIS AGREEMENT is made as of this 21st day of March, 1997, by and between ON'VILLAGE COMMUNICATIONS, INC., a California corporation (formerly named E. VENTURES, INC.), having its principal place of business at 848 North La Cienega Boulevard, Suite 206, Los Angeles, California 90069 (hereinafter "On'Village"), and NETWORK PUBLISHING, INC., a Utah corporation, having its principal place of business at One East Center Street, Provo, Utah 84601 (hereinafter "NPI").

                 WHEREAS, On'Village (as assignee of its organizers) and NPI entered into a letter of agreement dated as of October 24, 1995 (hereinafter "Letter Agreement"); and

                 WHEREAS, On'Village and NPI desire to restructure their relationship and to amend the Letter Agreement as hereinafter provided;

                 NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.       Effect of Letter Agreement.   The Letter Agreement is superseded by
this Agreement, and shall be of no further force or effect. From and after the date of this Agreement, the rights and obligations of the parties to each other shall be as set forth in this Agreement, without regard to the Letter Agreement.

2.       Employment of Kent Hinkson.

         (a) The parties acknowledge that Kent Hinkson has prior to the date of this Agreement been employed solely by NPI and, in such capacity, has been primarily responsible for development of the "Software" (as hereinafter defined). The parties further acknowledge that NPI has unpaid contingent compensation obligations to Kent Hinkson based in part upon the future revenue which would have been earned by NPI and payable by On'Village pursuant to the Letter Agreement.

         (b) The parties agree that, from and after the date of this Agreement, Kent Hinkson shall be employed solely by On'Village, pursuant to the terms of a separate agreement between On'Village and NPI to be executed concurrently herewith. The parties further agree that On'Village is assuming certain compensation obligations of NPI to Kent Hinkson, provided, however, that the



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compensation payable to Kent Hinkson shall be only as set forth in the new agreement between On'Village and Kent Hinkson and such assumption by On'Village is strictly limited to the amounts provided for therein. NPI may as necessary enter into its own agreement(s) with Kent Hinkson consistent with the terms of this Agreement.


3.       Software.

         (a) Pursuant to the Letter Agreement, NPI has developed certain software used by On'Village in its search engine and otherwise in connection with its Internet site, including software which has been completed and is in present use and software which is incomplete and/or under continuing development, all of which is herein referred to as the "Software". Upon execution of this Agreement, all right, title, copyright and interest in the Software is assigned and transferred to On'Village, for its exclusive use hereafter.

         (b) From and after the date of this Agreement, On'Village shall undertake sole responsibility for development of all software required in connection with its Internet site and the operation and maintenance thereof; provided, however, the parties acknowledge and agree that NPI may from time to time assist in the development of such software incidental to providing the services to On'Village as provided in this Agreement or a separate Service Agreement, and NPI acknowledges and agrees that any such assistance and any software or enhancements which may arise out of such assistance shall immediately become and remain the sole property of On'Village.

4.       Equipment.

         (a) NPI has purchased server hardware, which is presently in use at NPI's facility for the On'Village website, which equipment is described in Schedule "A" attached to this Agreement (the "NPI Hardware").

         (b) Pursuant to a separate Service Agreement of even date herewith, NPI shall continue to make the NPI Hardware available for use by On'Village. In the event of the termination of the Service Agreement, On'Village shall have the option, exercisable at its option by written notice to NPI given not later than sixty (60) days after the effective date of such termination, to purchase from NPI the NPI Hardware. The purchase price shall be equal to the fair market value of the NPI Hardware as of the termination date, and shall be paid by On'Village to NPI in full on the purchase date.

         (c) On'Village has also purchased certain hardware equipment which has been attached to or otherwise is used in conjunction with the NPI Hardware, which equipment is described in Schedule "B" to this Agreement (the "OV





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Hardware"). In lieu of any and all royalty payments accrued in conjunction with
Letter Agreement, NPI will take possession of the OV Hardware.

         (d) Pursuant to a separate Service Agreement of even date herewith, NPI shall continue to make the OV Hardware available for use by On'Village. In the event of the termination of the Service Agreement, On'Village shall have the option, exercisable at its option by written notice to NPI given not later than sixty (60) days after the effective date of such termination, to purchase from NPI the OV Hardware. The purchase price shall be equal to the fair market value of the OV Hardware as of the termination date, and shall be paid by On'Village to NPI in full on the purchase date.

         (e) The parties acknowledge that additional computer hardware equipment is now required to properly operate and maintain the site, and that additional equipment may be required from to time hereafter (the "New OV Equipment"). It is understood and agreed that On'Village shall be responsible at its sole cost and expense to acquire and to provide all such additional equipment as may be required in its discretion, and that NPI shall have no obligation to provide such additional equipment after the date of this Agreement. Any and all New OV Equipment shall be and remain the property of On'Village (or any lessors of such equipment for the benefit of such lessors and On'Village as provided in agreements between them), and NPI shall have no interest therein. NPI agrees to execute such documents from time to time as may be reasonably required to evidence On'Village's ownership and/or the interests of On'Village's lessors or lenders related to the New OV Equipment, and On'Village may place such markings on such equipment as it deems necessary to evidence such interests.

         (f) Pursuant to the Service Agreement of even date herewith NPI agrees to setup and install the New OV Equipment at no charge.

         6. Compensation to NPI. As compensation for its services to date and for ongoing technological consultation, On'Village shall pay to NPI one percent (1%) of On'Village's net advertising revenues derived in the operation of the On'Village website. For purposes hereof, "net advertising revenues" shall be determined in accordance with generally accepted accounting principles as applied to On'Village by its independent certified public accountants in preparing financial statements for On'Village from time to time. Such compensation shall be computed and paid quarterly by the 25th day of the month immediately following each calendar quarter. "Net advertising revenues" is defined as gross advertising revenues from the ON VILLAGE Internet Yellow Pages project revenue sources less discounts and bad debts, and includes revenue specifically for ON VILLAGE Internet Yellow Pages project including revenues from Quickstart Ads (Basic template "page behinds") and corresponding add on





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         products, display ads, banner ads, text links, positioning of links and, any products that ON VILLAGE adds in the future which are specific to the ON VILLAGE Internet Yellow Pages. Excluded from "net advertising revenues" are new revenue centers which ON VILLAGE develops that are not specific to the ON VILLAGE Internet Yellow Pages project. ON Village shall account to NPI quarterly for its "net advertising revenue." NPI may upon 30 days written notice review the books and records, for the purpose of verifying "net advertising revenue" at NPI's expense.

7.       Use of Compuserve Name.   NPI has advised On'Village that it is
probable that it will terminate its affiliation with Compuserve in the near future. In the event such affiliation is terminated, within sixty (60) days after written notice of such termination given by NPI to On'Village, On'Village agrees to cease any further use of the Compuserve name or or in connection with its website and the conduct of On'Village's business related thereto.

8.       General Provisions.

         (a) Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties respective successors and assigns.

         (b)     Assignment.   Neither party shall assign this Agreement
without the prior written consent of the other party, except that On'Village may assign this Agreement in connection with the sale of all or substantially all of its assets related to the website, subject to the assignee's agreement to assume the obligations to NPI hereunder.

         (c)     Governing Law.   This Agreement shall be interpreted and
enforced in accordance with the laws of the State of California.

         (d)     Notices.   All notices, approvals, consents, requests, demands
or other communication to be given to either party shall be in writing, by certified mail, return receipt requested, or by other means where receipt is acknowledged, and shall be effective on the date of receipt thereof. If undeliverable, or if receipt is not acknowledged, such communication shall be effective on the date mailed or sent. Such communication shall be addressed to On'Village and NPI at their respective addresses set forth in the preamble above, or at any other address that each party shall provide to the other in writing.

         (e)     Waiver or Modification.   No waiver or modification of any of
the terms or provisions of this Agreement shall be valid unless contained in a single written document signed by both parties. No course of conduct or dealing between the parties shall act as a waiver of any provision of this Agreement.





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         (f)     Integration.   This Agreement contains the entire
understanding of the parties, and there are no representations, warranties, promises or undertakings other than those contained herein. This Agreement supersedes and cancels all previous agreements between the parties hereto.

         (g) Attorneys Fees. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, in addition to its court costs or arbitration fees, to such reasonable attorneys' fees as shall be fixed by a court of competent jurisdiction or by an arbitrator(s).

         (h) The parties represent and warrant that they have made no agreements that are inconsistent with this Agreement or that would prevent them from entering into this Agreement. The parties further represent and warrant that entering into this Agreement does not violate any agreements, rights or obligations existing between them and any other entity.

                 IN WITNESS WHEREOF, the parties have executed this Agreement by and through their respective duly authorized officers, as of the date first above written.



                                        ON'VILLAGE COMMUNICATIONS, INC.



                                        By    /s/ JACK TRACHT
                                           -------------------------------------
                                           Typed Name: Jack Tracht
                                           Title: CEO


                                        NETWORK PUBLISHING, INC.


                                        By   /s/ RICHARD MAW
                                           ------------------------------------
                                           Typed Name: Richard Maw
                                           Title: President





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